Exhibit 10

Employee

PacifiCorp

23 August 2005

FY 05-06 Annual Incentive Plan (“AIP”) and Transaction Incentive Plan

Dear Employee,

As a follow-up to our earlier discussion at the July Board meeting, I wanted to formalise the arrangements we discussed as a team.

FY 05-06 Annual Incentive Plan

As we discussed, we will amend and simplify your current annual incentive plan. For this Financial Year, if PacifiCorp achieves its budget, you will receive your maximum annual bonus opportunity. If PacifiCorp does not achieve its budget, there will not be a payout, although I will retain discretion on whether all or any part of the payout is warranted.

I have purposely designed this plan to be extremely simple and achieving budget is one of my personal goals as well. To provide some additional comfort about the objectivity of my evaluation of whether those goals are achieved and whether a payout is warranted the ScottishPower Remuneration Committee will review and approve my final decision on eligibility for payout.

Transaction Incentive Program

Also as we discussed, I will put in place arrangements that will provide you one times salary, payable upon the following and subject to 4 below:

1.

25% of your annual salary payable within one month of your return to me of a copy of this letter signed by you to signify your acceptance of the change to this Financial Years AIP in place of the existing arrangements;

2.

Thereafter 50% of your annual salary, payable three months following the successful completion of the transaction at the announced equity price of $5.1Bn and subject to there being no potential value diminution from outstanding Buyer claims (which are likely to be successfully adjudicated in its favour) either at or in the three month period following completion; and

3.

25% of your annual salary, payable 12 months from completion, again subject to there being no outstanding Buyer claims made (which are likely to be successfully adjudicated in its favour) for breach of warranty, covenant or otherwise under or connected with the SPA.

4.

You must be an employee at the time of completion, keep the non-public terms and the existence of these arrangements completely confidential, actively support and co-operate with Susan and her team as needed, and otherwise perform satisfactorily until the completion of the transaction.

As with the Annual Incentive Plan, I will retain discretion regarding the satisfaction or waiver of any of these conditions. Again, to provide additional reassurance regarding objectivity, I will seek multiple points of assessment and ultimately will have the ScottishPower Remuneration Committee approve my final decision on this plan.

Employee, you are an important member of this team and your leadership within the company is critical. It is my sincere hope and plan that these new substitute incentives will reward you for a job well done. If you are in agreement please sign the attached copy letter and return it to me by 15 September 2005.

With kindest regards.

Yours sincerely

Ian M Russell

I, employee, agree to the changes to my FY05/06 Annual Incentive Plan objectives and entitlements which supersede and substitute the existing regime, and acknowledge the Transaction Incentive Programme all as set out in this letter.

Signed

Dated